8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2007 RESULTS

        Evansville, Indiana, May 24, 2007 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended May 5, 2007. Net earnings for the 13-week first quarter were $7.3 million, or $0.53 per diluted share, compared to net earnings of $7.4 million, or $0.54 per diluted share, for the 13-week prior year first quarter ended April 29, 2006.

        Net sales for the first quarter ended May 5, 2007 decreased 1.7 percent to $165.7 million compared with $168.5 million in the first quarter ended April 29, 2006. Comparable store sales for the thirteen-week period ended May 5, 2007 decreased 3.7 percent compared to the same thirteen-week period last year ended May 6, 2006.

       The gross profit margin for the first quarter of 2007 decreased to 30.0 percent compared to 30.5 percent for the first quarter of 2006. As a percentage of sales, the merchandise margin increased 1.0 percent and buying, distribution and occupancy costs increased 1.5 percent. The increase in buying, distribution and occupancy costs was due primarily to an increase in distribution costs and the deleveraging effect of lower same store sales. Of the increase in distribution costs, approximately $936,000, or $0.04 per diluted share, was related to converting to a new distribution center.

        Selling, general and administrative expenses for the first quarter decreased $309,000 to $39.3 million from $39.6 million in the first quarter of 2006. However, as a percentage of sales, selling, general and administrative expenses for the first quarter increased to 23.7 percent from 23.5 percent in the first quarter of 2006 primarily due to higher store pre-opening costs. Pre-opening costs for the seven stores opened in the first quarter were $289,000, or 0.2 percent of sales. No stores were opened and no pre-opening costs were incurred in the first quarter of last year.

        The effective income tax rate for the first quarter of fiscal 2007 was 32.0 percent compared to 38.3 percent in the first quarter of fiscal 2006. The reduction in the effective income tax rate was primarily due to a reduction in state income taxes from state incentives related to the investment in the new distribution center. The reduction in income tax expense related to the tax incentives equates to an increase of approximately $0.05 in earnings per diluted share for the quarter.

        Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, " Industry-wide, early spring footwear sales at retail were not as strong as most retailers expected. While sales and earnings fell short of our original expectations for the first quarter, our merchandise team effectively managed our inventories and we ended the quarter with inventory levels that were slightly down on a per-store basis compared with the first quarter of last year."

        "This year we have initiated what we anticipate to be a multi-year period of accelerated store growth. We expect to open up to 25 stores this year, including the seven stores we opened during the first quarter. In fiscal year 2008, we expect to accelerate new store growth to between 12 and 15 percent and hold the growth rate at that level for the foreseeable future. New store growth in fiscal 2007 will primarily come from filling-in existing larger, under-penetrated markets and opening stores in single-store markets where we typically see higher initial sales productivity. Supporting this growth strategy is our new 410,000 square foot distribution center, which is now handling the distribution needs of all of our stores, and our new 60,000 square foot corporate headquarters."

Second Quarter 2007 EPS Outlook

        Earnings per diluted share in the second quarter of fiscal 2007 are expected to range from $0.20 to $0.23 compared to $0.21 for the second quarter of 2006. This assumes comparable store sales ranging from a decrease of 1 percent to an increase of 1 percent.

Store Growth

        Currently, the Company expects to open up to 25 stores in fiscal 2007 and close three stores. Store openings and closings by quarter and for the fiscal year are planned as follows:

	New Stores	Stores Closings
1st Quarter 2007	7	0
2nd Quarter 2007	7	0
3rd Quarter 2007	9	1
4th Quarter 2007	2	2
Fiscal 2007	25	3

        The seven stores opened during the first quarter included locations in:

City Castleton, IN Marion, OH Sioux Falls, SD Oswego, IL Memphis, TN Fleming Island, FL Wadsworth, OH	Market/Total Stores in Market Indianapolis/11 Marion/1 Sioux Falls/1 Chicago/22 Memphis/4 Jacksonville/2 Cleveland/4

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 278 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended May 5, 2007	Thirteen Weeks Ended April 29, 2006

Net sales	$165,653	$168,469
Cost of sales (including buying,
distribution and occupancy costs)	115,862	117,019

Gross profit	49,791	51,450
Selling, general and administrative
expenses	39,325	39,634

Operating income	10,466	11,816
Interest income	(334)	(208)
Interest expense	32	32

Income before income taxes	10,768	11,992
Income tax expense	3,441	4,592

Net income	$7,327	$7,400

Net income per share:
Basic	$.54	$.56

Diluted	$.53	$.54

Average shares outstanding:
Basic	13,499	13,247

Diluted	13,865	13,656

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 5, 2007	February 3, 2007	April 29, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$21,293	$34,839	$31,958
Accounts receivable	793	948	1,202
Merchandise inventories	182,646	196,662	174,388
Deferred income tax benefit	2,192	2,088	1,135
Other	7,307	2,605	3,673

Total Current Assets	214,231	237,142	212,356
Property and equipment-net	74,005	74,020	58,319

Total Assets	$288,236	$311,162	$270,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$38,304	$70,352	$49,313
Accrued and other liabilities	15,405	14,576	14,035

Total Current Liabilities	53,709	84,928	63,348
Deferred lease incentives	5,814	6,095	5,978
Accrued rent	6,195	6,260	6,421
Deferred income taxes	477	781	1,833
Deferred compensation	3,469	3,149	2,525
Other	784	0	0

Total Liabilities	70,448	101,213	80,105
Total Shareholders' Equity	217,788	209,949	190,570

Total Liabilities and Shareholders' Equity	$288,236	$311,162	$270,675

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended May 5, 2007	Thirteen Weeks Ended April 29, 2006

Cash flows from operating activities:
Net income	$7,327	$7,400
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	3,876	3,567
Stock-based compensation	474	663
Loss on retirement of assets	25	86
Deferred income taxes	(161)	(378)
Other	(16)	(396)
Changes in operating assets and liabilities:
Accounts receivable	155	(916)
Merchandise inventories	14,016	9,605
Accounts payable and accrued liabilities	(31,283)	(17,505)
Other	(2,188)	3,390

Net cash (used in) provided by operating activities	(7,775)	5,516

Cash flows from investing activities:
Purchases of property and equipment	(5,991)	(2,214)
Proceeds from sale of property and equipment	144	7,200
Other	0	2

Net cash (used in) provided by investing activities	(5,847)	4,988

Cash flows from financing activities:
Proceeds from issuance of stock	431	1,130
Excess tax benefits from stock-based compensation	291	261
Common stock repurchased	(646)	(241)

Net cash provided by financing activities	76	1,150

Net (decrease) increase in cash and cash equivalents	(13,546)	11,654
Cash and cash equivalents at beginning of period	34,839	20,304

Cash and Cash Equivalents at End of Period	$21,293	$31,958